Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

(Form Type)

Aura Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.00001 par value per share, 2021 Stock Option and Incentive Plan	Rule 457(c) and Rule 457(h)	2,499,913 (2)	$7.43 (3)	$18,574,353.59	$0.00015310	$2,843.74
Equity	Common Stock, $0.00001 par value per share, 2021 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	335,217 (4)	$6.31 (5)	$2,118,571.44	$0.00015310	$324.36
Total Offering Amounts					$20,692,925.03		$3,168.10
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$3,168.10

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $0.00001 par value per share (the “Common Stock”), which become issuable under the under the 2021 Stock Option and Incentive Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Represents an automatic increase to the number of shares available for issuance under the 2021 Plan of 2,499,913 effective as of January 1, 2025. Shares available for issuance under the 2021 Plan were previously registered on registration statements on Form S-8 (File No. 333-260589, File No. 333-263801, File No. 333-270571 and File No. 333-278252) filed with the Securities and Exchange Commission on October 29, 2021, March 23, 2022, March 15, 2023 and March 27, 2024, respectively.

(3)

The price of $7.43 per share, which is the average of the high and low sale prices of the Common Stock on the Nasdaq Global Market on March 17, 2025, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act.

(4)

Represents an automatic increase to the number of shares available for issuance under the 2021 ESPP of 335,217 effective as of January 1, 2025. Shares available for issuance under the 2021 ESPP were previously registered on registration statements on Form S-8 (File No. 333-260589, File No. 333-263801, File No. 333-270571 and File No. 333-278252) filed with the Securities and Exchange Commission on October 29, 2021, March 23, 2022, March 15, 2023 and March 27, 2024, respectively.

(5)

The price of $6.31 per share, which is based on 85% of $7.43, the average of the high and low sale prices of the Common Stock on the Nasdaq Global Market on March 17, 2025, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act. Pursuant to the 2021 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the first business day of the offering period or on the last business day of the offering period, whichever is less.